EXHIBIT 5.1

                                  April 10, 1998

Sinclair Broadcast Group, Inc.
2000 West 41st Street
Baltimore, Maryland 21211

         Re:   Sinclair Broadcast Group, Inc. Registration Statement on Form S-3
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Dear Ladies and Gentlemen:

         We have acted as counsel to Sinclair Broadcast Group, Inc., a Maryland corporation (the "Company"), in connection with Registration Statements (as amended, and including prospectus supplements filed pursuant to Rule 424 of the Securities Act of 1933, the "Registration Statements") on Form S-3 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statements relate to the registration of the issuance by the Company of 6,000,000 shares of Class A Common Stock of the Company, par value $0.01 per share (the "Class A Common Stock") and the sale by certain Selling Stockholders identified therein of up to 2,030,187 shares of Class A Common Stock (together with the 6,000,000 shares of Class A Common Stock offered by the Company, the "Class A Common Shares"). The Class A Common Shares are to be sold pursuant to an Underwriting Agreement (the "Common Stock Underwriting Agreement") by and among the Company, certain Selling Stockholders named therein, and Salomon Smith Barney, Smith Barney Inc., BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., Furman Selz LLC, Goldman, Sachs & Co., Lehman Brothers Inc. and NationsBanc Montgomery Securities LLC (the "Representatives"), as representatives of the Underwriters.

         For the purposes of this opinion, we have examined copies of the following documents:

         1. The Registration Statements;

         2. The Amended and Restated Articles of Incorporation of the Company;

         3. The Bylaws of the Company;

         4. The Common Stock Underwriting Agreement;

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Sinclair Broadcast Group, Inc.
April 10, 1998
Page 2


         5. The Resolutions of the Board of Directors of the Company dated April 7, 1998.

         In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

         This opinion is limited to the laws of the United State and the General Corporation Law of Maryland. We are members of the Bar of the State of Maryland and do not hold ourselves out as being experts in the laws of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

         Based upon, subject to, and limited by the foregoing, we are of the opinion that (i) the Class A Common Shares have been lawfully and duly authorized (ii) the Class A Common Shares to be sold by the Company, when issued and delivered in accordance with the terms of the Common Stock Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (iii) assuming conversion of Series B Preferred Stock held by the Selling Stockholders into Class A Common Stock pursuant to the terms of the Amended and Restated Articles of the Company, the Class A Common Shares to be sold by the Selling Stockholders, will be validly issued, fully paid and non-assessable.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Form 8-K on April 9, 1998 (the "Form 8-K") and incorporation by reference into the Registration Statements, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and incorporation by reference into the Registration Statements and to the use of our name therein under the caption "Legal Matters."

                                   Sincerely,

                                   WILMER, CUTLER & PICKERING

                                   By:  /s/ John B. Watkins
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                                            John B. Watkins, a partner